Exhibit 99.1

Contact: Richard S. Lindahl
Chief Financial Officer	1919 North Lynn Street
(571) 303-6956	Arlington, Virginia 22209
jconnor@executiveboard.com	www.exbd.com

CEB REPORTS THIRD QUARTER RESULTS AND RAISES 2012 GUIDANCE

Total Revenue Growth of 35.5%, CEB segment Contract Value Growth of 10.6%

ARLINGTON, VA – Nov. 1, 2012 – – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announces financial results for the third quarter and nine months ended September 30, 2012. The financial results include the results of operations of SHL Group Holdings 1 Limited and its subsidiaries (“SHL”) from August 2, 2012, the date of acquisition. Revenues increased 35.5% to $164.7 million in the third quarter of 2012 from $121.6 million in the third quarter of 2011. Loss from continuing operations in the third quarter of 2012 was $0.5 million, or $0.01 per diluted share, compared to income from continuing operations of $14.6 million, or $0.42 per diluted share, in the same period of 2011. Loss from continuing operations in the third quarter of 2012 includes various costs incurred associated with the SHL acquisition. Adjusted net income was $26.4 million and non-GAAP diluted earnings per share was $0.78 in the third quarter of 2012 compared to $16.2 million and $0.47 in the same period of 2011, respectively.

In the first nine months of 2012, revenues were $428.9 million, a 21.6% increase from $352.7 million in the first nine months of 2011. Income from continuing operations in the first nine months of 2012 was $29.9 million, or $0.88 per diluted share, compared to $37.6 million, or $1.08 per diluted share, in the same period of 2011. Adjusted net income was $62.6 million and non-GAAP diluted earnings per share was $1.85 in the first nine months of 2012 compared to $42.7 million and $1.23 in the same period of 2011, respectively.

“This quarter’s results underscore the storyline of the year so far – considerable strength in a number of our major markets globally, a major strategic step forward with the acquisition of SHL, and weakness in EMEA,” said Thomas L. Monahan III, Chairman and CEO. “The net result is one of strong organic growth, solid margin performance and an unrivaled platform for customer value and growth in the years ahead. There is much more to be done, but I’m proud of the energy that our teams bring to their work every day.”

OUTLOOK FOR 2012

The Company raises its 2012 annual guidance to Revenues of $610 to $620 million, capital expenditures of $18 to $20 million, Non-GAAP diluted earnings per share of $2.45 to $2.55, an Adjusted EBITDA margin of between 26.0% and 27.0%, and Depreciation and amortization expense of $37 to $37.5 million. The outlook includes the impact of SHL.

THIRD QUARTER SEGMENT HIGHLIGHTS

With the acquisition of SHL, the Company now has two segments, CEB and SHL. The CEB segment includes all of the legacy CEB products and services provided to senior executives and their teams to drive corporate performance. The SHL segment is the acquired SHL business and includes all of the cloud-based solutions for talent assessment and decision support as well as professional services that support those solutions.

CEB

CEB segment revenues increased 14.4% to $139.1 million from $121.6 million in the prior year quarter. CEB segment Adjusted EBITDA was $40.8 million compared to $28.6 million in the same period of 2011. CEB segment Adjusted EBITDA margin in the quarter was 29.3% of segment revenues.

CEB segment Contract Value at September 30, 2012 increased 10.6% to $522.4 million compared to $472.2 million at September 30, 2011. CEB segment Wallet retention rate at September 30, 2012 was 99% compared to 102% at September 30, 2011. CEB segment Contract Value per member institution increased 2.4% at September 30, 2012 to $87,884 from $85,804 at September 30, 2011.

SHL

SHL segment revenues were $25.6 million from August 2, 2012 to September 30, 2012. SHL segment revenues in the quarter were net of an $8.4 million reduction of the revenues recognized in the post acquisition period to reflect the adjustment of deferred revenues at the acquisition date to fair value (“the deferred revenues fair value adjustment”). The total fair value adjustment on pre-acquisition deferred revenues was $34.0 million at August 2, 2012. SHL segment Adjusted EBITDA from August 2, 2012 to September 30, 2012 was $9.7 million. SHL segment Adjusted EBITDA margin in the quarter was 28.4% of segment revenues.

SHL segment Wallet retention rate at September 30, 2012 was 101%. Unlike CEB members, a majority of SHL customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the SHL segment.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Non-GAAP diluted earnings per share, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the third quarter of 2012, we have changed our definition of these non-GAAP measures to provide enhanced insight into the financial performance of our business. Specifically, we are also now adjusting for the impact of the deferred revenues fair value adjustment, share-based compensation, and amortization of acquisition related intangibles when calculating these metrics.

The term “Adjusted Revenues” refers to revenues before impact of the deferred revenues fair value adjustment.

The term “Adjusted EBITDA” refers to a financial measure that we define as net income before loss from discontinued operations, net of provision for income taxes; interest expense, net; depreciation and amortization; provision for income taxes; the impact of the deferred revenues fair value adjustment; acquisition related costs; share-based compensation; costs associated with exit activities; restructuring costs; and gain on acquisition. Adjusted EBITDA margin refers to Adjusted EBITDA as a percentage of Adjusted Revenues.

The term “Adjusted net income” refers to net income before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of the deferred revenues fair value adjustment, acquisition related costs, share-based compensation, amortization of acquisition related intangibles, costs associated with exit activities, restructuring costs, and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of the deferred revenues fair value adjustment, acquisition related costs, share-based compensation, amortization of acquisition related intangibles, costs associated with exit activities, restructuring costs, and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, when publicly providing the Company’s business outlook, and as a measurement for potential acquisitions.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, statements about anticipated future financial results, such as our annual guidance, are forward-looking statements. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the U.S. Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential inability to attract and retain a significant number of highly skilled employees, risks associated with the results of restructuring plans, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenues resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments including our acquisition of SHL, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the credit facilities we entered into in connection with our acquisition of SHL, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, and our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the U.S. Securities and Exchange Commission, including, but not limited to, our 2011 Annual Report on Form 10-K. The Quarterly Report on Form 10-Q that we will file with the SEC in early November 2012 will include updated and additional risk factors that reflect the completion of the SHL acquisition and the related debt financing, and investors should review these updated and additional risk factors. The forward-looking statements in this press release are made as of November 1, 2012, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB is the leading member-based advisory company. By combining the best practices of thousands of member companies with our advanced research methodologies and human capital analytics, we equip senior leaders and their teams with insight and actionable solutions to transform operations. This distinctive approach, pioneered by CEB, enables executives to harness peer perspectives and tap into breakthrough innovation without costly consulting or reinvention. The CEB member network includes more than 16,000 executives and the majority of top companies globally. For more information visit www.executiveboard.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended		Selected Percentage Changes	Nine Months Ended
		September 30,			September 30,
		2012	2011		2012	2011
		(Unaudited)			(Unaudited)
Financial Highlights:
(In thousands, except per share data)
Revenues	35.5%	$164,749	$121,607	21.6%	$428,934	$352,712
(Loss) income from continuing operations	N/M	$(456)	$14,558	(20.5)%	$29,869	$37,574
Net (loss) income	N/M	$(456)	$14,006	(16.3)%	$29,869	$35,704
Adjusted net income	62.6%	$26,362	$16,213	46.7%	$62,591	$42,656
(Loss) earnings per diluted share from continuing operations	N/M	$(0.01)	$0.42	(18.5)%	$0.88	$1.08
Non-GAAP earnings per diluted share	66.0%	$0.78	$0.47	50.4%	$1.85	$1.23
Other Operating Statistics:
CEB segment Contract Value (in thousands)*				10.6%	$522,397	$472,245
CEB segment Member institutions				8.0%	5,944	5,504
CEB segment Contract Value per member institution				2.4%	$87,884	$85,804
CEB segment Wallet retention rate**					99%	102%
SHL segment Wallet retention rate***					101%	—

*	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.
**	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year CEB segment Contract Value from prior year members as a percentage of the total prior year CEB segment Contract Value.
***	We define “SHL segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total SHL segment Adjusted Revenues from prior year customers as a percentage of the prior 12 months of total SHL segment Adjusted Revenues. The SHL segment Wallet retention rate does not include the impact of Personnel Decisions Research Institues, Inc., a 100% owned subsidiary of SHL, which performs services primarily for various agencies of the US Government.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues (1)	$164,749	$121,607	$428,934	$352,712
Cost and expenses:
Cost of services	60,182	41,037	151,161	123,956
Member relations and marketing	46,966	36,176	123,707	106,401
General and administrative	19,102	15,094	51,226	47,033
Acquisition related costs (2)	18,557	—	21,286	—
Depreciation and amortization	11,296	3,789	22,261	12,226

Total costs and expenses	156,103	96,096	369,641	289,616

Operating profit	8,646	25,511	59,293	63,096
Other expense, net
Interest income and other (3)	1,619	(2,389)	2,549	(248)
Interest expense	(4,962)	(156)	(5,227)	(469)

Other expense, net	(3,343)	(2,545)	(2,678)	(717)

Income from continuing operations before provision for income taxes	5,303	22,966	56,615	62,379
Provision for income taxes (4)	5,759	8,408	26,746	24,805

(Loss) income from continuing operations	(456)	14,558	29,869	37,574
Loss from discontinued operations, net of provision for income taxes	—	(552)	—	(1,870)

Net (loss) income	$(456)	$14,006	$29,869	$35,704

Basic earnings (loss) per share	$(0.01)	$0.41	$0.89	$1.04
Continuing operations	(0.01)	0.43	0.89	1.09
Discontinued operations	$—	$(0.02)	$—	$(0.05)
Diluted earnings (loss) per share	$(0.01)	$0.41	$0.88	$1.03
Continuing operations	(0.01)	0.42	0.88	1.08
Discontinued operations	$—	$(0.02)	$—	$(0.05)
Weighted average shares outstanding
Basic	33,546	34,134	33,460	34,299
Diluted	33,863	34,381	33,809	34,648
Percentages of Adjusted Revenues
Cost of services	34.8%	33.7%	34.6%	35.1%
Member relations and marketing	27.1%	29.7%	28.3%	30.2%
General and administrative	11.0%	12.4%	11.7%	13.3%
Depreciation and amortization	6.5%	3.1%	5.1%	3.5%
Operating profit	5.0%	21.0%	13.6%	17.9%
Adjusted EBITDA (5)	29.1%	23.5%	27.3%	22.7%

(1)	Includes an $8.4 million reduction to reflect the impact of the SHL deferred revenues fair value adjustment in the three and nine months ended September 30, 2012.
(2)	Acquisition related costs incurred in the three months ended September 30, 2012 primarily relate to the acquisition of SHL and include $10.7 million of transaction costs, a $5.1 million settlement of the forward currency contract that the Company put in place on July 2, 2012 to hedge its obligation to pay a portion of the gross SHL purchase price in British pound sterling, and $2.8 million of integration costs in the three months ended September 30, 2012. Acquisition related costs incurred in the six months ended June 30, 2012 were primarily transaction costs associated with the SHL acquisition.
(3)	Interest income and other in the three months ended September 30, 2012 includes a $0.6 million increase in the fair value of deferred compensation plan assets, $0.5 million of interest income, $0.3 million of other income, $0.2 million of a net foreign currency gain. Interest income and other in the three months ended September 30, 2011 includes a $1.9 million decrease in the fair value of deferred compensation plan assets and a $0.7 million foreign currency loss offset by $0.2 million of interest income. Interest income and other in the nine months ended September 30, 2012 includes a $1.4 million increase in the fair value of deferred compensation plan assets, $0.9 million of interest income, and $0.2 million of other income. Interest income and other in the nine months ended September 30, 2011 includes a $1.3 million decrease in the fair value of deferred compensation plan assets offset by $1.1 million of interest income.

(4)	The provision for income taxes in the three and nine months ended September 30, 2012 includes the impact of transaction costs recognized in the consolidated statements of operations but which are not deductible for income tax purposes. Excluding the impact of the non-deductible transaction costs and unrealized currency translation gains and losses, the Company’s consolidated effective tax rate is expected to be approximately 41% for 2012.
(5)	See “NON-GAAP Financial Measures” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Adjusted Revenues(1)
CEB segment	$139,129	$121,607	$403,314	$352,712
SHL segment(2)	34,006	—	34,006	—

	$173,135	$121,607	$437,320	$352,712

Adjusted EBITDA(1)
CEB segment	$40,803	$28,591	$109,898	$80,140
SHL segment	9,655	—	9,655	—

	$50,458	$28,591	$119,553	$80,140

Adjusted EBITDA Margin(1)
CEB segment	29.3%	23.5%	27.2%	22.7%
SHL segment	28.4%	—	28.4%	—

	29.1%	23.5%	27.3%	22.7%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	Includes an $8.4 million increase to revenues to reflect the impact of the SHL deferred revenues fair value adjustment in the three and nine months ended September 30, 2012.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	Dec. 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,080	$133,429
Marketable securities	5,116	3,794
Accounts receivable, net (1)	150,185	154,255
Deferred income taxes, net	21,742	17,844
Deferred incentive compensation	18,458	17,330
Prepaid expenses and other current assets	35,901	21,624

Total current assets	284,482	348,276
Deferred income taxes, net	3,873	20,490
Marketable securities	—	6,722
Property and equipment, net	96,827	80,981
Goodwill	457,609	29,492
Intangible assets, net	345,647	13,581
Other non-current assets	47,218	34,150

Total assets	$1,235,656	$533,692

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$73,434	$46,067
Accrued incentive compensation	39,548	37,884
Deferred revenues (2)	289,491	284,935
Current portion of long-term debt	9,169	—

Total current liabilities	411,642	368,886
Deferred income taxes	70,927	1,436
Other liabilities	96,561	83,806
Long-term debt	541,474	—

Total liabilities	1,120,604	454,128
Total stockholders’ equity	115,052	79,564

Total liabilities and stockholders’ equity	$1,235,656	$533,692

(1)	Includes SHL accounts receivable, net of $40.2 million at September 30, 2012.
(2)	Includes SHL deferred revenues of $26.0 million at September 30, 2012.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,869	$35,704
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	22,261	12,820
Amortization of credit facility issuance costs	518	—
Deferred income taxes	1,578	4,027
Share-based compensation	6,717	6,144
Excess tax benefits from share-based compensation arrangements	(1,938)	(1,821)
Foreign currency translation gain	(370)	(70)
Amortization of marketable securities premiums	68	166
Changes in operating assets and liabilities:
Accounts receivable, net	48,172	50,169
Deferred incentive compensation	(1,116)	520
Prepaid expenses and other current assets	(4,148)	(5,812)
Other non-current assets	1,145	(1,172)
Accounts payable and accrued liabilities	(8,598)	(15,251)
Accrued incentive compensation	(3,691)	(12,227)
Deferred revenues	(16,273)	(16,036)
Other liabilities	3,135	920

Net cash flows provided by operating activities	77,329	58,081
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,778)	(7,641)
Acquisition of businesses, net of cash acquired	(669,476)	(5,791)
Cost method investment	—	(150)
Maturities of marketable securities	5,130	9,845

Net cash flows used in investing activities	(676,124)	(3,737)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	555,000	—
Credit facility issuance costs	(19,176)	(542)
Proceeds from the exercise of common stock options	1,202	1,587
Proceeds from the issuance of common stock under the employee stock purchase plan	461	369
Excess tax benefits from share-based compensation arrangements	1,938	1,821
Acquisition of a business, contingent consideration	—	(3,655)
Withholding of shares to satisfy minimum employee tax withholding for restricted stock units	(3,618)	(2,988)
Purchase of treasury shares	—	(40,307)
Payment of dividends	(17,570)	(15,430)

Net cash flows provided by (used in) financing activities	518,237	(59,145)
Effect of exchange rates on cash	209	(775)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(80,349)	(5,576)
Cash and cash equivalents, beginning of period	133,429	102,498

Cash and cash equivalents, end of period	$53,080	$96,922

- MORE -

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenues

	Three Months Ended September 30, 2012			Nine Months Ended September 30, 2012
	CEB	SHL	Total	CEB	SHL	Total
Revenues	$139,129	$25,620	$164,749	$403,314	$25,620	$428,934
Impact of the deferred revenues fair value adjustment	—	8,386	8,386	—	8,386	8,386

Adjusted revenues	$139,129	$34,006	$173,135	$403,314	$34,006	$437,320

Adjusted EBITDA
	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	CEB	SHL	Total	CEB	SHL	Total
Net (loss) income	$2,341	$(2,797)	$(456)	$14,006	$—	$14,006
Loss from discontinued operations, net of provision for income taxes	—	—	—	552	—	552

Income from continuing operations	2,341	(2,797)	(456)	14,558	—	14,558
Interest expense, net	4,423	—	4,423	(146)	—	(146)
Depreciation and amortization	5,277	6,019	11,296	3,789	—	3,789
Provision for income taxes	8,272	(2,513)	5,759	8,408	—	8,408
Impact of the deferred revenues fair value adjustment	—	8,386	8,386	—		—
Acquisition related costs	18,023	534	18,557	—	—	—
Share-based compensation	2,467	26	2,493	1,982	—	1,982

Adjusted EBITDA	$40,803	$9,655	$50,458	$28,591	$—	$28,591

Adjusted EBITDA margin	29.3%	28.4%	29.1%	23.5%	—	23.5%

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	CEB	SHL	Total	CEB	SHL	Total
Net income	$32,666	$(2,797)	$29,869	$35,704	$—	$35,704
Loss from discontinued operations, net of provision for income taxes	—	—	—	1,870	—	1,870

Income from continuing operations	32,666	(2,797)	29,869	37,574	—	37,574
Interest expense, net	4,288	—	4,288	(609)	—	(609)
Depreciation and amortization	16,242	6,019	22,261	12,226	—	12,226
Provision for income taxes	29,259	(2,513)	26,746	24,805	—	24,805
Impact of the deferred revenues fair value adjustment	—	8,386	8,386	—		—
Acquisition related costs	20,752	534	21,286	—	—	—
Share-based compensation	6,691	26	6,717	6,144	—	6,144

Adjusted EBITDA	$109,898	$9,655	$119,553	$80,140	$—	$80,140

Adjusted EBITDA margin	27.2%	28.4%	27.3%	22.7%	—	22.7%

- MORE -

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net (loss) income	$(456)	$14,006	$29,869	$35,704
Loss from discontinued operations, net of provision for income taxes	—	552	—	1,870

(Loss) income from continuing operations	(456)	14,558	29,869	37,574
Impact of the deferred revenues fair value adjustment (1)	6,105	—	6,105	—
Acquisition related costs (1)	14,604	—	16,227	—
Share-based compensation (1)	1,521	1,189	4,064	3,685
Amortization of acquisition related intangibles (1)	4,588	466	6,326	1,397

Adjusted net income	$26,362	$16,213	$62,591	$42,656

Non-GAAP Earnings per Diluted Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(Loss) earnings per diluted share	$(0.01)	$0.41	$0.88	$1.03
Loss from discontinued operations, net of provision for income taxes	—	0.02	—	0.05

(Loss) earnings per diluted share from continuing operations (1)	(0.01)	0.42	0.88	1.08
Impact of the deferred revenues fair value adjustment (2)	0.18	—	0.18	—
Acquisition related costs (2)	0.43	—	0.48	—
Share-based compensation (2)	0.04	0.04	0.12	0.11
Amortization of acquisition related intangibles (2)	0.14	0.01	0.19	0.04

Non-GAAP earnings per diluted share	$0.78	$0.47	$1.85	$1.23

(1)	Amounts may not add due to rounding.
(2)	Adjustments are net of the estimated tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period.

With respect to the Company’s 2012 annual guidance, reconciliations of revenues to Adjusted Revenues, net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2012 are not provided because the Company cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations for 2012 with certainty at this time.

- END -